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                                                                       EXHIBIT 5



                            GRAYDON, HEAD & RITCHEY
                            1900 Fifth Third Center
                             Cincinnati, Ohio 43202
                                 (513) 621-6464
                              (513) 651-3836 (fax)



                               November 24, 1997



Jacor Communications, Inc.
50 E. RiverCenter Boulevard
12th Floor
Covington, Kentucky 41011



       Re: Offering of $150,000,000 Aggregate Principal Amount of 8 3/4% Series B Senior Subordinated Notes due 2007 by Jacor Communications Company Pursuant to Registration Statement on Form S-4, File No. 333-35273, Filed with the Securities and Exchange Commission



Ladies and Gentlemen:



    We have acted as counsel to Jacor Communications, Inc. ("Company"), a Delaware corporation, Jacor Communications Company, a Florida corporation and wholly-owned subsidiary of the Company ("JCC") and the Subsidiary Guarantors (as defined in the Registration Statement) in connection with the offering by JCC of its $150,000,000 aggregate principal amount 8 3/4% Series B Senior Subordinated Notes due 2007 (the "Notes"), as fully and unconditionally guaranteed by the Company and the Subsidiary Guarantors on a senior subordinated basis (the "Guarantees"), all of which Notes are being exchanged by JCC for its outstanding $150,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes Due 2007 as set forth in the Form S-4 Registration Statement, File No. 333-35273, as amended, as filed by JCC, the Company and the Subsidiary Guarantors with the Securities and Exchange Commission.



    As counsel for the Company, JCC and the Subsidiary Guarantors we have made such legal and factual examinations and inquiries as we deem advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, JCC's Articles of Incorporation, JCC's Bylaws, the Subsidiary Guarantors' Articles or Certificates of Incorporation, the Subsidiary Guarantors' Bylaws or Codes of Regulations, and other corporate records of the Company, JCC and the Subsidiary Guarantors, as we have deemed necessary for the purpose of this opinion.



    On the basis of the foregoing, we express the following opinions:



(i) the Notes, when duly executed, authenticated and exchanged in accordance with the terms of the indenture dated as of June 17, 1997 (the "Indenture") entered into among JCC, the Company, the Subsidiary Guarantors and The Bank of New York, as trustee, will constitute valid and binding obligations of JCC, enforceable against JCC in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable; and



(ii) the Guarantees, when issued by the Company and the Subsidiary Guarantors upon the execution, authentication and exchange of the Notes, will each constitute a valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent

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    conveyance, reorganization, moratorium and similar laws affecting creditors'
    rights and remedies generally and to general principles of equity
    (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable.



    We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto and to the reference to our firm in the Prospectus under the caption "Legal Matters."



                                          Very truly yours,



                                          GRAYDON, HEAD & RITCHEY



                                          By: /s/ Richard G. Schmalzl
                                             Richard G. Schmalzl